Exhibit 3.15

Corporations Section	Hope Andrade
P.O.Box 13697	Secretary of State
Austin, Texas 78711-3697
Office of the Secretary of State
CERTIFICATE OF FILING
OF
Precision Directional Services, Inc.
File Number: 801396161
The undersigned, as Secretary of State of Texas, hereby certifies that a Certificate of Formation for the above named Domestic For-Profit Corporation has been received in this office and has been found to conform to the applicable provisions of law.
ACCORDINGLY, the undersigned, as Secretary of State, and by virtue of the authority vested in the secretary by law, hereby issues this certificate evidencing filing effective on the date shown below.
The issuance of this certificate does not authorize the use of a name in this state in violation of the rights of another under the federal Trademark Act of 1946, the Texas trademark law, the Assumed Business or Professional Name Act, or the common law.
Dated: 03/11/2011
Effective: 03/11/2011

Hope Andrade Secretary of State

Come visit us on the internet at http://www.sos.state.tx.us/
Phone: (512) 463-5555	Fax: (512) 463-5709	Dial: 7-1-1 for Relay Services
Prepared by: Jean Marchione	TID: 10306	Document: 358856330002

Corporations Section	Hope Andrade
P.O.Box 13697	Secretary of State
Austin, Texas 78711-3697
Office of the Secretary of State
March 11, 2011
Capitol Services Inc
P O Box 1831
Austin, TX 78767 USA
RE: Precision Directional Services, Inc.
File Number: 801396161
It has been our pleasure to file the certificate of formation and issue the enclosed certificate of filing evidencing the existence of the newly created domestic for-profit corporation.
Unless exempted, the entity formed is subject to state tax laws, including franchise tax laws. Shortly, the Comptroller of Public Accounts will be contacting the entity at its registered office for information that will assist the Comptroller in setting up the franchise tax account for the entity. Information about franchise tax, and contact information for the Comptroller’s office, is available on their web site at http://window.state.tx.us/taxinfo/franchise/index.html.
The entity formed does not file annual reports with the Secretary of State. Documents will be filed with the Secretary of State if the entity needs to amend one of the provisions in its certificate of formation. It is important for the entity to continuously maintain a registered agent and office in Texas. Failure to maintain an agent or office or file a change to the information in Texas may result in the involuntary termination of the entity.
If we can be of further service at any time, please let us know.
Sincerely,
Corporations Section
Business & Public Filings Division
(512) 463-5555
Enclosure

Come visit us on the internet at http://www.sos.state.tx.us/
Phone: (512) 463-5555	Fax: (512) 463-5709	Dial: 7-1-1 for Relay Services
Prepared by: Jean Marchione	TID: 10285	Document: 358856330002

CERTIFICATE OF FORMATION
OF
PRECISION DIRECTIONAL SERVICES, INC.
     The undersigned person, acting as organizer of a corporation (“Company”) under the Texas Business Organizations Code (as amended, the “TBOC”), hereby adopts the following Certificate of Formation for the Company:
ARTICLE I
NAME
     The name of the Company is Precision Directional Services, Inc.
ARTICLE II
ENTITY
     The filing entity being formed is a corporation.
ARTICLE III
PURPOSE
     The purpose for which the Company is organized is for the transaction of any and all lawful business for which corporations may be organized under the TBOC.
ARTICLE IV
DURATION
     The period of the duration of the Company is perpetual.
ARTICLE V
INITIAL REGISTERED OFFICE AND AGENT
     The Company’s initial registered agent is CT Corporation System, and the mailing address of its registered office is 350 N. St. Paul Street, Suite 2900, Dallas, Texas 75201.
ARTICLE VI
ORGANIZER
     The name and address of the organizer is as follows:
Michael G. Payne
Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002

ARTICLE VII
CAPITAL STOCK
     The aggregate number of shares of all classes of stock which the Company shall have the authority to issue is 1,000 shares of common stock, par value $0.01 per share.
ARTICLE VIII
BOARD OF DIRECTORS
     The number of directors constituting the initial board of directors is three (3) and each subsequent board of directors of the Company shall be fixed by, or in the manner provided in, the Company’s bylaws. None of the directors need to be a shareholder or a resident of the State of Texas. Elections of directors need not be by written ballot unless the Company’s bylaws provide otherwise. Except as otherwise provided by law, the business and affairs of the Company shall be managed by, or under the direction of, its board of directors.
     The name and address of each person who will serve as an initial director until the first annual meeting of shareholders and until such director’s successor is elected and qualified is:

Name	Address
Gene C. Stahl	4200, 150 – 6th Avenue S.W.
Calgary, AB T2P 3Y7, Canada

Kenneth J. Haddad	10350 Richmond Ave., Suite 700
Houston, Texas 77042

Robert J. McNally	10350 Richmond Ave., Suite 700
Houston, Texas 77042
ARTICLE IX
SHAREHOLDER ACTION
     Any action required to be taken at any annual or special meeting of the shareholders of the Company, or any action which may be taken at an annual or special meeting of such shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents setting forth the action so taken is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares entitled to vote thereon were present and voted. Prompt notice of the taking of any action by shareholders without a meeting by less than unanimous written consent shall be given to those shareholders who did not consent to the taking of such action.
     Except as otherwise required by law, special meetings of the shareholders of the Company may be called only by the Chairman, the Chief Executive Officer or the President and shall be called by any of the foregoing or the Secretary at the written request of a majority of the entire board of directors, or upon written request of shareholders owning at least fifty percent (50%) of the entire capital stock of the Company issued and outstanding and entitled to vote, stating the purpose of such meeting delivered to the Chairman, the Chief Executive Officer, the President or Secretary.
ARTICLE X
INDEMNIFICATION AND INSURANCE
     Each person who at any time is or was a director or officer of the Company, and who was, is or is threatened to be made a party to any proceeding (as defined in the TBOC), by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be indemnified by the Company to the fullest extent that an enterprise is permitted to indemnify and advance expenses to such a person under the TBOC, or any amendment thereto or enactment of other applicable law as may from time to time be in effect (but, in the case of any such amendment or enactment, only to the extent that such amendment or law permits the Company to provide broader indemnification rights than such law prior to such amendment or enactment permitted the Company to provide), against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys’ fees) actually incurred by such person in connection with such proceeding. The Company’s obligations under this Article include, but are not limited to, the convening of any meeting, and the consideration of any matter thereby, required by statute in order to determine the eligibility of any person for indemnification. Expenses incurred in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding to the fullest extent permitted by the TBOC or any other applicable laws as may from time to time be in effect. The Company’s obligation to indemnify and advance expenses shall arise, and all rights granted hereunder shall vest, at the time of the occurrence of the transaction or event to which such proceeding relates, or at the time that the action or conduct to which such proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such proceeding is first threatened, commenced or completed. Notwithstanding any other provision of this Certificate of Formation or the bylaws of the Company, no action taken by the Company, either by amendment of this Certificate of Formation or the bylaws of the Company or otherwise, shall diminish or adversely affect any rights to indemnification or prepayment of expenses granted under this Article which shall have become vested as aforesaid prior to the date that such amendment or other corporate action is taken. The rights to indemnification and prepayment of expenses which are conferred upon the Company’s directors and officers by this Article may be conferred upon any employee or agent of the Company if, and to the extent, authorized by its board of directors.
     The Company may purchase and maintain insurance or make other arrangements, at its expense, to protect itself and any such director, officer, employee, agent or person as specified in this Certificate of Formation and bylaws of the Company, against any such expense, liability or loss, whether or not the Company would have the power to indemnify him against such expense, liability or loss under the TBOC.

ARTICLE XI
EXONERATION
     To the greatest extent permitted by applicable law in effect from time to time, a director or officer of the Company shall not be liable to the Company or its shareholders for monetary damages for an act or omission in the director’s or officer’s capacity as a director or officer of the Company except to the extent that the director or officer is found to be liable under applicable law for: (a) a breach of the person’s duty of loyalty, if any, to the Company or its shareholders; (b) an act or omission not committed in good faith that (i) constitutes a breach of a duty owed by the person to the Company or its shareholders or (ii) involves intentional misconduct or a knowing violation of law; (c) a transaction from which the person received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the person’s duties; or (d) an act or omission for which the liability of the person is expressly provided by an applicable statute.
     Notwithstanding any other provision of this Certificate of Formation or the bylaws of the Company, no action taken by the Company, either by amendment of this Certificate of Formation or the bylaws of the Company or otherwise, shall diminish or adversely affect any right or protection granted under this Article for or, with respect to, any acts or omissions of the director or officer occurring prior to the date that such amendment or other corporate action is taken.

     IN WITNESS WHEREOF, the undersigned, being the organizer designated in Article VI, executes this Certificate of Formation subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

ORGANIZER:

/s/ Michael G. Payne
Michael G. Payne
Dated: March 9, 2011